Malone & Bailey, PC
2925 Briarpark Drive, Suite 930
Houston, Texas 77042

January 29, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mail Stop 7010
Washington, DC 20549

RE:	Tiger Ethanol International Inc.
Registration Statement on Form SB-2 File No. 333-146997

We have read the statements that Tiger Ethanol International Inc. included under the Section heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of Amendment No. 1 to the Registration Statement on Form SB-2, expected to be filed on January 29, 2008 regarding the change of auditors on March 30, 2007. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made therein.

Very truly yours, /s/ Malone & Bailey, PC Malone & Bailey, PC